Exhibit 10.21(B)

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of October 18, 2018 (the "First Amendment Effective Date"), by and between HOWARD STREET ASSOCIATES LLC, a Delaware limited liability company ("Landlord") and GLU MOBILE INC., a Delaware corporation ("Tenant").

RECITALS

A.         Landlord and Tenant are parties to that certain Standard Office Lease dated May 9, 2017 (the "Existing Lease"), whereby Tenant leases approximately 57,074 rentable square feet (the "Premises") commonly known as Suites 100 and 200 of that certain office building located at 875 Howard Street, San Francisco, California (the "Building").

B.         Tenant desires to install, at Tenant's sole cost and expense, one (1) condenser unit (the "Condenser Unit"), the specifications for which are attached hereto as Exhibit A, on a portion of the Building roof, as depicted on Exhibit B attached hereto, and three (3) refrigerant lines (the "Refrigerant Lines") to run from the Condenser Unit through Building common area to the Premises.  Landlord and Tenant desire to amend the Existing Lease accordingly, on the terms and conditions set forth in this First Amendment.

C.         All capitalized terms used herein but not specifically defined in this First Amendment shall have the meanings ascribed to such terms in the Existing Lease.  The term "Lease" where used in this First Amendment shall hereafter refer to the Existing Lease, as amended by this First Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.         Installation of Equipment. Landlord hereby approves of the installation by Tenant of the Condenser Unit and the Refrigerant Lines described in those certain specifications attached hereto as Exhibit A (collectively, the "Equipment"), and the connection of said Equipment to, and performance of related work in a portion of the Building mechanical room located on each floor of the Building (collectively, the "Mechanical Plant Area"), in all cases pursuant to the installation guidelines attached hereto as Exhibit C (the "Installation Guidelines") and in accordance with the manufacturer's specifications, and otherwise subject to the terms of this First Amendment.  Upon at least forty-eight (48) hours prior written notice, Landlord or a representative of Landlord shall accompany Tenant (i) during ingress and egress of the premises of another tenant on the sixth (6th) floor of the Building in order to provide access to the roof and Mechanical Plant Area, and through the duration of the installation thereto, during normal business hours as may be necessary in order to so install the Equipment.

2.         Operation and Maintenance of Equipment. In no event shall Tenant permit the Equipment to interfere with normal and customary use or operation of the Building by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Tenant shall be responsible, at Tenant's sole cost and expense, for all maintenance and repairs and compliance with legal obligations with respect to the Equipment, and Tenant acknowledges and that Landlord shall have no responsibility in connection with the Equipment, and that Landlord shall not be liable for any damage that may occur with respect to the Equipment, except and to the extent such damage is caused solely by the gross negligence or willful misconduct of Landlord or the Landlord Parties (as that term is defined in the Lease).  All matters (including all plans and specifications) relating to the use, maintenance, repair, modification, compliance with laws, and removal of the Equipment (including, without limitation, with respect to the manner and means of Tenant's connection of the Equipment to any Building Systems) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's engineers, so that the Building Systems or other components of the Building and the occupants of the Building are not adversely affected by the operation of the Equipment, and/or based upon other reasonable factors as determined by Landlord. The Equipment and the Mechanical Plant Area shall be deemed to be a part of the Premises for purposes of the insurance provisions of the Lease, and, in addition, Tenant shall maintain, at Tenant's cost, industry standard insurance coverage with respect thereto.

3.         Use of Equipment. Tenant shall be solely responsible, at Tenant's sole cost and expense, for (i) monitoring, operating, repairing, replacing and removing (subject to the terms of Section 6 below) the Equipment, (ii) obtaining all required permits and governmental or quasi-governmental approvals to install and operate the Equipment, (iii) complying with all applicable governmental and quasi-governmental laws, regulations and building codes in connection with the Equipment and the Mechanical Plant Area, (iv) using the Equipment in accordance with the manufacturer's specifications, and (v) maintaining the Equipment in good condition throughout the Lease Term, in accordance with the manufacturer's specifications.  In addition, Tenant shall (x) on an annual basis, procure an inspection report from a certified professional with respect to the Refrigerant Lines, and (y) regularly, in accordance with commercially reasonable standards, generate and maintain preventative maintenance records relating to the Equipment (such annual inspection reports and other maintenance records shall be referred to herein, collectively, as the "Preventative Maintenance Records"), and deliver copies of such Preventative Maintenance Records to Landlord. All vendors performing work on the Equipment and/or in the Mechanical Plant Area shall be subject to Landlord's standard access and entry procedures for the Building. In no event shall any of the Equipment interfere with any Building systems or Landlord's operation of the Building.

4.         Use of the Mechanical Plant Area. Tenant shall not store any materials in the Mechanical Plant Area. Tenant shall use the Mechanical Plant Area solely for the operation of the Equipment and not for any other purposes. In no event shall Tenant's use of the Mechanical Plant Area interfere with any Building Systems or Landlord's operation of the Building.

5.         Landlord Costs. Tenant shall be responsible for any and all reasonable costs incurred by Landlord as a result of or in connection with Tenant's operation, modification, use and/or removal of the Equipment. Any reimbursements owing by Tenant to Landlord pursuant to this Section 5 shall be payable by Tenant within thirty (30) days of Tenant's receipt of an invoice therefor.

6.         Removal of Equipment. At the expiration or earlier termination of the Lease, the Equipment shall become Landlord's property and shall remain at the Premises; provided that, at Landlord's option, Landlord may, by written notice to Tenant not less than thirty (30) days prior to the end of the Lease Term, or given promptly following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove the Equipment and all related facilities and equipment and return the affected portions of the Building roof and the Mechanical Plant Area to the condition the Building roof and Mechanical Plant Area would have been in had no such Equipment been installed (reasonable wear and tear excepted).  Additionally, if Landlord performs any repairs or replacements of the roof of the Building (whether pursuant to Landlord's obligations under the Lease or as may be otherwise determined to be necessary in Landlord's reasonable discretion), Tenant shall be solely responsible, at Tenant's sole cost and expense, for the prompt removal of the Equipment as may be reasonably necessary for Landlord to perform such work, and for any and all costs incurred in connection with re-installing the Equipment upon Landlord's completion of such work. If Tenant fails to complete any required removal and/or to repair any damage caused by the removal of the Equipment, and return the affected portion of the Building roof or the Mechanical Plant Area to the required condition, Landlord may do so and may charge the cost thereof to Tenant, which cost shall be paid by Tenant pursuant to Section 5 above. The foregoing obligations of Tenant shall survive the expiration or earlier termination of the Lease.

7.         Landlord Liability. Notwithstanding anything to the contrary set forth in this First Amendment, and notwithstanding Landlord's review and approval of the method by which the Equipment is installed, secured to the Building roof, maintained, or repaired, Tenant shall remain solely liable for any liability arising from Tenant's placement of the Equipment on the Building roof, and Landlord shall have no liability in connection therewith (except to the extent attributable to the negligence or willful misconduct of or violation of this Lease by Landlord or its employees), in all cases subject to the terms of the Lease (including, without limitation, Article 13 of the Existing Lease).

8.         Invalidity of Provisions. If any provision of this First Amendment is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof.

9.         Further Assurances. In addition to the obligations required to be performed under the Lease, Landlord and Tenant shall each perform such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to accomplish the intent and purpose of the Lease.

10.       Brokers.  Landlord and Tenant each hereby warrant and represent to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that it knows of no other person or entity who is or might be entitled to a commission, finder's fee or other like payment in connection herewith, and does hereby indemnify and agree to hold the other party, and its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that such party may incur should such warranty and representation prove incorrect, inaccurate or false.  The terms of this Section 10 shall survive the expiration or earlier termination of the Lease.

11.       Authority. Each of the parties hereto represents and warrants to the other as follows: (a) it has the legal power, right and authority to enter into this First Amendment; (b) all requisite action (corporate, trust, partnership or otherwise) has been taken by it in connection with the entering into of this First Amendment and no further consent of any partner, shareholder, creditor, investor, judicial or administrative body, governmental authority or other party is required, including without limitation, any lender, or if any such consent is required, such consent has been obtained; (c) the individuals executing this First Amendment have the legal power, right, and actual authority to bind it to the terms of this First Amendment; and (d) it understands that the other party is relying on the foregoing representations in entering into this First Amendment, and that the other party would not enter into this First Amendment without such representations.

12.       Governing Law. This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California.

13.       Lease in Full Force. Except for those provisions which have been modified by this First Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Existing Lease are hereby ratified and shall remain unmodified and in full force and effect.

14.       Digital Image. The parties agree to accept a digital image of this First Amendment, as executed, as a true and correct original and admissible as best evidence to the extent permitted by a court with proper jurisdiction.

15.       Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

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IN WITNESS WHEREOF, this First Amendment has been executed as of the First Amendment Effective Date.

LANDLORD:	HOWARD STREET ASSOCIATES LLC,
a Delaware limited liability company

	By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
	Its:	Sole Member

		By:	Hudson Pacific Properties, Inc.,
a Maryland corporation
		Its:	General Partner

			By:	/s/ Joshua A. Hatfield
			Name:	Joshua A. Hatfield
			Its:	Executive Vice President

TENANT:	GLU MOBILE INC.,
a Delaware corporation

	By:	/s/ Scott J. Leichtner
	Name:	Scott J. Leichtner
	Its:	VP and General Counsel

EXHIBIT A

CONDENSER UNIT SPECIFICATIONS

EXHIBIT A

EXHIBIT B

LOCATION OF CONDENSER UNIT ON BUILDING ROOF

EXHIBIT B

EXHIBIT C

INSTALLATION GUIDELINES

EXHIBIT C